Exhibit 2

ASPECT COMMUNICATIONS CORPORATION

AMENDMENT NO. 3 TO PREFERRED SHARES RIGHTS AGREEMENT

     This Amendment No. 3 to Preferred Shares Rights Agreement (this “Amendment”) is effective July 5, 2005 and amends the Preferred Shares Rights Agreement dated as of May 11, 1999, as amended on December 12, 2001 and November 14, 2002 (the “Rights Agreement”) by and between Aspect Communications Corporation, a California corporation (the “Company”), and EquiServe Trust Company, N.A. as “Rights Agent” (successor to original rights agent, BankBoston, N.A.).

RECITALS

     A. The Board of Directors of the Company deems it advisable to and in the best interests of the Company and its shareholders that Concerto Software, Inc. (“Concerto”) acquire the Company by means of a merger (the “Merger”) of Ascend Merger Sub, Inc., a wholly-owned subsidiary of Concerto, with and into the Company pursuant to and in accordance with the provisions of an Agreement and Plan of Merger to be entered into by and among the Company, Concerto and the Ascend Merger Sub, Inc. (the “Merger Agreement”).

     B. In accordance with Section 27 of the Rights Agreement, and as further described on Exhibit A hereto, the Company has the power to supplement or amend the Rights Agreement in any respect without the approval of the Rights Agent or any holders of “Rights” prior to the “Distribution Date” (as such terms are defined in the Rights Agreement).

     C. The Board of Directors of the Company deems it advisable to and in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth in this Amendment.

     D. As of the date of this Amendment, a Distribution Date has not occurred.

AMENDMENT

     In consideration of the foregoing, the parties agree as follows:

     1. Amendment to Rights Agreement.

     (A) The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

     “(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to

15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding.

     In addition, the term “Acquiring Person” shall not be deemed to include Vista Equity Fund II, L.P. (“Vista”) so long as Vista, together with all Associates and Affiliates of Vista, shall be the Beneficial Owner of no more than 34.9% of the Common Shares then outstanding. In addition to the foregoing, Vista shall not be deemed to be an Acquiring Person as the result of (i) an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by Vista and its Associates and Affiliates to 34.9% or more of the Common Shares of the Company then outstanding, or (ii) an adjustment to the Conversion Price (as defined Section 5(b)(i) in the “Certificate of Determination of Rights, Preferences and Privileges of Series B Convertible Preferred Stock” (the “Certificate of Determination”) to be filed by the Company in connection with its issuance of Series B Convertible Preferred Stock to Vista pursuant to the Preferred Stock Purchase Agreement dated as of November 14, 2002 (the “Vista Purchase Agreement”) by and between the Company and Vista) of the Series B Convertible Preferred Stock pursuant to Section 5 of the Certificate which, by increasing the number of Common Shares into which the Series B Convertible Stock shall be convertible, increases the proportionate number of shares beneficially owned by Vista and its Associates and Affiliates to 34.9% or more of the Common

Shares of the Company then outstanding; provided, however, that, in the case of each of clauses (i) and (ii) of this sentence, if Vista and its Associates and Affiliates shall become the Beneficial Owner of 34.9% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company or such adjustment in Conversion Price, as the case may be, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares or shares of Series B Convertible Preferred Stock in Common Shares or shares convertible into Common Shares or pursuant to a split or subdivision of the outstanding Common Shares or shares of Series B Convertible Preferred Stock), then Vista shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company Vista does not beneficially own 34.9% or more of the Common Shares of the Company then outstanding. The exemptions contemplated by this paragraph for Vista and its Associates and Affiliates shall automatically terminate, without any action on the part of the Company or Vista, in their entirety immediately upon (A) the termination of the Vista Purchase Agreement prior to the issuance of shares of Series B Convertible Preferred Stock by the Company to Vista or (B) the time at which Vista and its Associates and Affiliates shall be the Beneficial Owner of less than 15% of the Common Shares outstanding.

     Furthermore, notwithstanding anything to the contrary in this definition of “Acquiring Person,” the term “Acquiring Person” shall not be deemed to include Concerto Software, Inc. (“Concerto”) or Ascend Merger Sub, Inc., a wholly owned subsidiary of Concerto (“Merger Sub”) or any of their respective Affiliates or Associates, solely in connection with the approval, execution or delivery of, or consummation of, the transactions contemplated under the Agreement and Plan of Merger, dated as of July 5, 2005, by and among the Company, Concerto and Merger Sub (the “Merger Agreement”), pursuant to which the Company will become a wholly-owned subsidiary of Concerto, as further described therein, as the Merger Agreement may be amended from time to time in accordance with its terms.”

     (B) Section 21 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

     “Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days’ notice in writing mailed to the Company and to each transfer agent of the Preferred Shares and the Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination, and any required notice will be sent by the Company. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Shares and the Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a

Rights Certificate (who shall, with such notice, submit his or her Rights Certificate for inspection by the Company), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust or shareholder services powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Preferred Shares and the Common Shares, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.”

     (C) Section 35 is added to the agreement as follows:

     “Section 35. Force Majeure . Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

     2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with laws of such State applicable to contracts to be made and performed entirely within such State.

     3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all such counterparts shall together constitute one and the same instrument.

     Terms used herein but not defined herein shall have the meaning set forth in the Rights Agreement.

[Signature page follows.]

     The Company has caused this Amendment to be duly executed as of the date first written above.

ASPECT COMMUNICATIONS CORPORATION

By: /s/ Gary E. Barnett

Gary E. Barnett, President and Chief Executive Officer

Address: 1310 Ridder Park Drive

San Jose, CA 95131

Fax:      (408) 325-2260

EQUISERVE TRUST COMPANY, N.A.

By: /s/ Carol Mulvey-Eori

Name: Carol Mulvey-Eori

Title: Managing Director

EXHIBIT A

OFFICER’S CERTIFICATE

OF

ASPECT COMMUNICATIONS CORPORATION

     The undersigned, James C. Reagan, hereby certifies as follows:

     1. The undersigned is the duly elected Executive Vice President and Chief Financial Officer of Aspect Communications Corporation, a California corporation (the “Company”).

     2. Pursuant to the Preferred Shares Rights Agreement dated as of May 11, 1999, entered into by and among the Company and BankBoston N.A., as Rights Agent, and as amended on December 12, 2001 and November 14, 2002 (the “Rights Agreement”), the Company proposes to amend the Rights Agreement pursuant to Amendment No. 3 to Preferred Shares Rights Agreement dated as of the date hereof (the “Amendment”).

     3. The undersigned has examined the requirements of Section 27 of the Rights Agreement regarding amendments and supplements to the Rights Agreement.

     4. The undersigned is of the opinion that the Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

     The undersigned has executed this certificate as an officer of the Company this 5th day of July, 2005.

/s/ James C. Reagan

James C. Reagan

Executive Vice President and Chief Financial Officer